Exhibit 99.1

Internal Memorandum

Date: Thursday, April 30, 2020

To:	Delta Colleagues Worldwide

From:	Ed Bastian, CEO

Subject:	A VOTE OF CONFIDENCE IN DELTA

This week we received a vote of confidence in Delta’s future when we raised $5 billion in new financing. That means we expect to end the June quarter with more than $12 billion in cash. It reflects lenders’ belief that Delta and our business will return to a position of strength when the nation begins to recover.

In addition, we have submitted an application for $4.6 billion in loans available to airlines under the CARES Act. We have until September to decide whether to accept the funding, and will only move forward if we need to add to our cash position later in the year.

As we reported last week, our cash burn is currently at $50 million per day, or roughly $5 billion during the June quarter, something that is just not sustainable over time with revenues at a fraction of our costs. While borrowed money will tide us over in the near-term, we have had to put up many of our prized franchise assets – our New York, Washington, D.C. and London slots, among others – as collateral to secure the loan. And the high level of debt will be a burden on our future growth.

Knowing this, we need to continue to be vigilant about getting costs out of the business while we wait for revenues to recover. In this June quarter, we have eliminated over 50 percent of our total operating costs. That’s incredible progress, and I appreciate all the work and sacrifices you have made to save our resources. Every dollar we save now will lower the amount we need to pay back later.

I also want to thank Paul and the rest of the finance team for all their hard work preserving our cash over the past two months.

Even more important than protecting our liquidity is the health and safety of our people and our customers. That’s why this week we updated our guidelines to require all of our employees and partners to wear masks or face coverings when you’re unable to maintain a distance of least six feet between others. We’re also strongly encouraging our customers to wear masks, and are making them available at ticket counters, at gates and on board.

This aligns with CDC recommendations to help prevent transmission of the virus from close-range personal interactions, and we’ll continue to make masks and face coverings available to you.

Delta people – and our values – continue to be front and center in the global response to the pandemic. TechOps and Delta Flight Products are converting shipping containers into single-use, rapidly deployable hospital care pods. The pods will be used to safely bring home deployed members of the U.S. armed forces who have contracted the virus or been exposed to other infectious agents.

This comes amid other efforts by Delta teams, including the manufacturing of face shields for healthcare workers, donating 200,000 pounds of food to hospitals, community food banks and other nonprofit organizations, providing free travel for medical volunteers, and shipping vital medical supplies to communities in need.

As we navigate this crisis together, the work you are doing to build loyalty with our customers today will have an impact for years to come. Just recently we heard from Anthony, a customer who was appreciative of the Delta people who worked with him to quickly get his daughter home from college in Ireland when the virus hit. He had to cancel some other flights because of the virus, and out of gratitude for that outstanding service he asked to donate funds from his unused tickets to the Delta Care Fund.

“Delta has been on the front lines of harm from this virus through no fault of its own,” he wrote. “And in spite of all that is going on, the professionalism and care shown to me and my family is worth rewarding.”

Thank you for taking care of our customers like Anthony, and for taking care of each other, during this crisis. Your professionalism, commitment to our values and deep empathy for our customers and our people is why we will be leading the industry in the recovery and beyond.

I’ll be in touch soon with another update. Please stay safe and continue to follow all of the recommended guidelines both at work and in your personal lives. I am so proud to serve alongside you.

Ed